Exhibit 99.2

Edward Hightower

Well. Hello, everyone. My name is Edward Hightower, and I'm the president of Lordstown Motors. Lordstown Motors is an electric vehicle company that's focused on commercial solutions. Everything we do is with workers in mind. Our goal is to accelerate EV adoption through our products, production and partnerships. A little bit more about us. We've transformed our team and culture to focus on bringing our Endurance full size pickup to market. Since 2021, Lordstown has taken this transformative steps to build the team, the culture and the capabilities to succeed in the commercial fleet battery electric vehicle market. Our new senior leadership team is in place our principles endure. We are building a culture around three principles integrity, discipline and collaboration. These will govern the work that we do and help us bring our products to market for and serve our customers very well. We're executing our mission with a clear strategy and focus. Our mission is to accelerate EV adoption. So our strategy is to offer fleet-focused-first products. If you're going to have an impact on EV adoption, you want to build and offer the vehicles that are driven the most. That's why we're focusing on the commercial fleet market. Our number one priority this year is to launch our Endurance full size pickup in the third quarter of 2022.

Let's talk a little bit about market opportunities. We're anticipate market opportunities further than the Endurance within our commercial fleet market, especially where state, local and federal governments offer tax credits for replacing internal combustion engine vehicles with battery electric vehicles. Specifically in North America, our commercial fleet customers will primarily come from two segments, full size pickups, which sold three and a half million units in 2019, the last full year before COVID and the chip shortage, and similarly in vans which sold another 470,000 units in 2019. But what is also exciting to us at Lordstown Motors is the transition towards electrification so driven by the lower total cost of ownership that BEVs enable along with corporate ESG goals that many of our commercial fleet customers have.

BEV sales in these segments are forecast to grow significantly. 37% CAGR compound annual growth rate over the next ten years and the full size pickup truck market where our Endurance will be offered and will compete and similarly in vans a 22% CAGR over the next ten years between now and 2033. However along with the vehicles we're also excited about the growth in connectivity and the demands that our fleet commercial customers will have for these software enabled and software defined features.

So in addition to the features that we're going to offer and plan to offer in the Endurance whether they be ADAS over the air updates or our dynamic human machine interface for different functions and our screens, we are moving towards vehicle 4.0 where we will offer 5G connectivity edge applications and homogeneous computing platforms between the vehicle and the cloud.

We're very excited that this will be part of the future for the automotive industry and we're very excited to play a role in that. We are especially excited about our partnership between Lordstown and Foxconn because this will support the EV ambitions of both companies, creating synergies in vehicle development, sourcing and manufacturing from a manufacture standpoint. Foxconn's acquisition of the Lordstown, Ohio, plant will give the company an EV contract manufacturing footprint in North America. This agreement allows Lordstown Motors with the opportunity to evolve from an OEM with high fixed assets and being an asset light company that's focused on engineering, product development, innovation and serving our commercial fleet customers. From a vehicle development standpoint, Foxconn's Mobility-In-Harmony platform shared between multiple OEMs will reduce development costs, lead time and resource requirements This open hardware and software platform aspires to be the Android of battery electric vehicles, and we're excited for our plan to work with Foxconn in developing vehicles off of the MIH platform.

From a global sourcing standpoint, with Foxconn being the largest contract manufacturer of consumer electronics in the world with partners such as Apple, Sony, Google and Microsoft, we see additional opportunities for scale through Foxconn's sourcing and buying power. We see that as an opportunity to lower the bill of material cost of our products, both the current Endurance and our future MIH products.

And that will allow us to deliver higher levels of value to our customers, of which is a very high priority in the Commercial Fleet segment. So looking forward, these economies of scale presented by the platform will allow Lordstown to focus on the consumer facing design attributes that are important to our customers and then leverage the benefits of this common and flexible vehicle architecture.

Thank you for this discussion and I look forward to continuing the conversation in the partnership section of the summit